Exhibit 10.12

COMMERCIAL PROPERTY LEASE AGREEMENT

By this private instrument and on the best terms of the law, on the one part, as:

LESSOR: SAN MICHELE EMPREENDIMENTOS COMERCIAIS LTDA., a limited business company enrolled with the National Corporate Taxpayers’ Register of the Ministry of Finance under No. 04.640.541/0001-35, with its principal place of business in the city of São Paulo, state of São Paulo, at Rua da Consolação 348, suite 161, Downtown, Postal Code 01302-000, herein represented pursuant to its articles of association, hereinafter referred to as “LESSOR”, and

LESSEE: EDITORA ÁTICA S.A., a publicly-held joint-stock company with its principal place of business in the city of São Paulo, state of São Paulo, at Avenida das Nações Unidas 7.221, 3rd floor, Sector A, Pinheiros district, Postal Code 05425-902, enrolled with the National Corporate Taxpayers’ Register of the Ministry of Finance under No. 61.259.958/0001-96, pursuant to its bylaws and minutes, hereinafter referred to as “LESSEE” and, jointly with the LESSOR, as “PARTIES”, and

SURETY: SOMOS EDUCAÇÃO S.A. (formerly Abril Educação S.A.), a publicly-held joint stock company with its principal place of business in the city of São Paulo, state of São Paulo, at Avenida Nações Unidas 7.221, 1st floor, Sector B, Pinheiros district, Postal Code 05425-902, enrolled with the National Corporate Taxpayers’ Register of the Ministry of Finance under No. 02.541.982/0001-54, herein represented pursuant to its bylaws and minutes, hereinafter referred to as “SURETY”;

WHEREAS:

(i) the LESSOR is the owner of an urban property located at Rodovia Presidente Dutra, km 136, Eugênio de Melo district, Postal Code 12.247-004, in the municipality and judicial district of São José dos Campos, state of São Paulo, registered under No. 2.985 at the Second Real Estate Registry of São José dos Campos, described in section 1.1 below, hereinafter referred to as “PROPERTY”, as per the Brief of Division of Areas attached to this Agreement;

(ii) a warehouse complex known as “Invalle Parque Empresarial” has been built on the PROPERTY, consisting of the following four blocks: Block 01—Blue, Block 02—Green, Block 03—Yellow, Block 04—Red, hereinafter referred to as “BLOCKS”, with a total built area of 83,406.23 m² (eighty-three thousand four hundred and six point twenty-three square meters), with an industrial floor projected to bear up to 6 t/m² (six tons per square meter), as shown on the plans approved by the municipal government of São José dos Campos (Exhibit I to this AGREEMENT);

(iii) the LESSEE wishes to set up a new distribution center and warehouse for paper and books, graphic and printing services, an e-commerce operation, administrative operations for the region of São José dos Campos and publishing services, in addition to any other activities it may carry on in the future in mutual agreement with the LESSOR;

(iv) accordingly the LESSEE is interested in using the PROPERTY partially, at this initial stage, specifically a built area of 72,569.18 m² (seventy-two thousand five hundred and sixty-nine point eighteen square meters) described in section 1.6 below, hereinafter referred to as the “LEASED AREA” with the future prospect of leasing a further 10,837.06 m² (ten thousand eight hundred and thirty-seven point six square meters), of offices located on the first and second floors of the BLOCKS, hereinafter referred to as “OFFICES”, and

(v) given the nature of the activities which the LESSEE proposes to carry on in the LEASED AREA, certain conditions need to be observed by the PARTIES to facilitate the lease, which are indicated below.

The PARTIES and the SURETY now RESOLVE by mutual agreement to enter into this COMMERCIAL PROPERTY LEASE AGREEMENT, hereinafter referred to as “AGREEMENT”, subject to the following clauses and conditions:

1. LEASED AREA

1.1. The urban land on which the PROPERTY is built is described as follows in the property register:

“A TRACT OF LAND called SÍTIO NOSSA SENHORA APARECIDA, with an approximate area of 133,084.38 square meters, or 13.308 hectares, located on the Via Dutra, in the Eugênio de Melo DISTRICT, in this city and second circumscription of São José dos Campos, identified and characterized as follows: consisting of a strip of land whose perimeter starts on the Via Dutra at a point opposite the premises of Engesa S/A, follows this boundary in a straight line for a distance of approximately 1,015.20 meters until reaching the end at the old Rio-São Paulo highway, then bearing left for 26.90 meters, and then left again for 164.75 meters, before bearing right and continuing in a straight line for 125 meters and finally another turn to the left, continuing in a straight line parallel to the right hand border for a distance of 877 meters until reaching the Via Dutra, and running alongside the highway for approximately 154.40 meters thus closing the perimeter.”

1.2. The LESSOR purchased this land by means of a purchase from Martin Roberto Glogowsky and his wife Mônica Spada Glogowsky and André Alexandre Glogowsky and his wife Roma Erier Von Erlea Glogowsky, by public deed of sale and purchase registered at the 17th Notary Office of São Paulo on January 18, 2007, in book 3.431, pp. 19/23, under No. 5 of the property registration on August 9, 2007.

1.3. A warehouse complex known as “Invalle Parque Empresarial” (PROPERTY) has been built on the land, consisting of the following four blocks: Block 01—Blue, Block 02—Green, Block 03—Yellow, Block 04 – Red (BLOCKS), with a total built area of 83,406.23 m² (eighty-three thousand four hundred and six point twenty-three square meters), with an industrial floor projected to bear up to 6 t/m² (six tons per square meter), as shown on the plans approved by the municipal government of São José dos Campos (Exhibit I to this AGREEMENT). This area is not yet registered at the Real Estate Registry.

Paragraph One: in order for the LESSEE to include this agreement in the registration of the property, within one hundred and twenty days from the date hereof the LESSOR shall arrange for the built area of the PROPERTY to be annotated in its registration, failing which it shall be subject to the fine detailed in section 15.2 below, in addition to the possibility of termination of this AGREEMENT by the LESSEE, without payment of any indemnity to the LESSOR. This one hundred and twenty-day period may be extended by mutual agreement between the PARTIES, if the LESSOR proves that there are delays attributable to public agencies, to the Real Estate Registry itself or to a strike by the National Social Security Institute (INSS), in this latter case in respect of the issue of a debt clearance certificate (CND) relating to the works.

Paragraph Two: once the built area of the PROPERTY has been annotated, the LESSOR must notify the LESSEE within five days of issue of a certificate by the Real Estate Registry and provide a copy of said certificate.

1.4. The LESSOR represents that, as of the date hereof, the PROPERTY is free and clear of any encumbrances, debts or liens of whatever nature, and will continue to be so until this AGREEMENT is annotated in the registration of the property. The LESSOR undertakes to inform the LESSEE if any such encumbrances, debts or liens are attached to the PROPERTY, within fifteen days of becoming aware of them.

1.5. The PROPERTY is registered with the municipal government of São José dos Campos under real estate register No. 99.0099.0069.0000, and it has an occupancy permit (“habite-se”) for use for services and logistics.

1.6. The purpose of this document is to lease part of the PROPERTY (LEASED AREA), with a built area of 72,569.18 m² (seventy-two thousand five hundred and sixty-nine point eighteen square meters), located on Rodovia Presidente Dutra, km 136, Eugênio de Melo district, Postal Code 12.247-004, in the municipality and judicial district of São José dos Campos, state of São Paulo, which covers all the BLOCKS except the OFFICES (on the first and second floors)

Sole paragraph: the leased area consists of 59,707.50 m² of warehouses, 3,818.60 m² of offices and support services and 8,746.20 m² of marquee, 296.88 m² of gatehouse, utilities and support services/yard, all as indicated in the table of breakdown of areas shown in Exhibit II to this AGREEMENT.

1.7. The LEASED AREA shall be for the use specified in item (iii) of the preamble to this AGREEMENT.

2. TERM

2.1. The PARTIES agree that this AGREEMENT shall remain in force for a period of ten (10) years, starting on October 1, 2015 and ending on September 30, 2025, on which date the LESSEE undertakes to vacate the LEASED AREA, leaving it completely free of persons and things, in the state of repair in which it was received, except for normal wear and tear, as described in the Initial Inspection Report (Exhibit III to this AGREEMENT), without the need for any notice, notification or court order, as provided for in Article 573 of the Civil Code and Article 56 of Law 8.245/91 (Lease Law), as amended by Federal Law 12.112/09.

2.2. The LESSEE shall have the right to extend the lease period for a further period of ten (10) years, subject to notifying the LESSOR in writing at least one (1) year before the expiration date of its intention to do so.

Sole paragraph: once the right of extension has been exercised, the PARTIES shall negotiate in good faith the new terms and conditions, within sixty (60) days of receipt by the LESSOR of the notice referred to in the main section.

2.3. Irrespective of the above provisions for renewal, the LESSEE is entitled to renew the lease as provided for in articles 51, 71, 72, 73, 74 and 75 of the Lease Law.

3. RENTS

3.1. The monthly rent freely agreed between the parties is R$814,790.40 (eight hundred and fourteen thousand seven hundred and ninety Reais and forty cents) to be adjusted every twelve (12) months from the month when this agreement comes into force, October 2015, subject to free negotiation and mutual agreement between the Parties, based on the IGPM/FGV, the General Market Prices Index calculated and published by the Getúlio Vargas Foundation.

Paragraph One: in the event that the government reduces the period of adjustment of this index, as permitted by article 28, paragraph 5, of Law 9.069 of June 29, 1995, or if Law 8.245/91 shall take precedence, the rents payable under this agreement shall be adjusted as frequently as the law shall then permit.

Paragraph Two: if the index in question is extinguished or not permitted to be used for this purpose, the replacement index shall be adopted or, failing that, the one that best reflects the rate of inflation for the previous year. This new index shall be defined by mutual agreement between the PARTIES by means of an amendment hereto.

Paragraph Three: the new rent shall be calculated by the LESSOR and communicated to the LESSEE which shall have fifteen (15) days in which to indicate any error.

Paragraph Four: when the rent is to be adjusted, if by the due date for payment the index has not yet been published, payment shall be made at the previous monthly rate and the difference settled within ten (10) days of the date of publication.

3.2. Monthly rents shall always fall due on the last day of the month, and must be paid by the fifth day of the following month, failing which the full amount, without discount, shall be adjusted according to the index used for annual rent adjustment, from the due date to the date of actual payment; and an arrears fine of 10% (ten percent) of the adjusted amount shall be imposed if the delay exceeds twenty-five days from the due date. If payment is made during this twenty-five day period, no fine shall be payable; but if payment is made more than one month after the due date, the LESSEE shall pay interest at a rate of 1% (one percent) per month or part thereof on the adjusted amount, including the fine, from the due date to the date of actual payment.

3.3. Any delay by the LESSOR in collecting the rent or acknowledging the payment and other charges after the due date determined in this AGREEMENT shall be mere liberality on the former’s part and shall not be justification for the LESSEE to invoke novation of any element of the lease.

3.4. Rents shall be payable via electronic cash transfer (TED) to account No. 46.500-8 at Banco Itaú branch 0189, in the name of the LESSOR, or to another bank account indicated for the purpose by the LESSOR at least thirty (30) days in advance, and the deposit receipts shall serve as a good release provided that the cleared funds are duly made available to the LESSOR.

Sole paragraph: if for any reason payment cannot be made as provided for above, the LESSEE shall deliver it to the LESSOR’s principal place of business at Rua da Consolação 348, 16th floor, suite 161, São Paulo, Capital City, or elsewhere as the latter shall indicate in good time, against a receipt of settlement issued to the LESSEE.

3.5. During the three (3) first years of the life of this AGREEMENT, the following discounts shall be applied to the monthly rent, excluding charges:

(i) during the first year of the lease, i.e. from October 1, 2015 to September 30, 2016, a discount of 17.7% (seventeen point seventy percent);

(ii) during the second year of the lease, i.e. from October 1, 2016 to September 30, 2017, after the annual adjustment a discount of 13.27% (thirteen point twenty seven percent);

(iii) during the third year of the lease, i.e. from October 1, 2017 to September 30, 2018, after the annual adjustment a discount of 8.85% (eight point eighty five percent);

(iv) from the fourth year onwards the rent shall be charged to the LESSEE without any discount.

3.6. In addition to the above discounts, the LESSOR grants the LESSEE the following grace periods, except for the lease charges:

(i) on the proportional rent for the leased area of Block 01—Blue (an area of 14,272.13 m², or 19.67% of the total area leased): grace period of twelve (12) months, i.e. from October 1, 2015 to September 30, 2016;

(ii) on the proportional rent for the leased area of Block 02—Green (an area of 19,333.39 m², or 26.64% of the total area leased): grace period of twelve (12) months, i.e. from October 1, 2015 to September 30, 2016;

(iii) on the proportional rent for the leased area of Block 03—Yellow (an area of 19,333.39 m², or 26.64% of the total area leased): grace period of ten (10) months, i.e. from October 1, 2015 to July 31, 2016;

(iv) on the proportional rent for the leased area of Block 04—Red (an area of 19,333.39 m², or 26.64% of the total area leased): grace period of six (6) months, i.e. from October 1, 2015 to March 31, 2016.

3.7. As a further incentive for the LESSEE to locate its Distribution Center in the PROPERTY, the LESSOR grants the LESSEE total exemption from payment of rent throughout the period of the lease for the area of 296.88 m² (two hundred and ninety six point eighty-eight square meters) occupied by the gatehouse, utilities and support services/yard.

3.8. If rents are paid late, the LESSOR will not cancel the discounts and the grace periods granted, which are irrevocable, and may apply the fine described in Section 3 2 above.

4. TAXES AND OTHER CHARGES PAYABLE ON THE LEASED AREA

4.1. Subject to the provisions of section 4.6 below, as from the date on which the lease commences the LESSEE shall be wholly liable for all water, sewage and electricity costs, license renewals for its business activities, property tax (IPTU), fire insurance (including for the OFFICES on the first and second floors), upkeep and conservation, active and passive security, cleaning, landscaping, maintenance of the system and quality of the water from the artesian well, upkeep of the electrical system and lightning conductors, and conservation of the roof. All these expenses shall apply to the PROPERTY as a whole, and the total will always be proportional to the period of validity of this AGREEMENT.

Sole paragraph: without prejudice to the foregoing, the LESSEE shall bear the cost of all administrative fines and penalties imposed for failure to comply with municipal, state or federal rules and regulations relating to its business activities.

4.2. There are separate meters in the LEASED AREA for electricity, water, sewage etc. and the LESSEE shall arrange for the bills with the corresponding public bodies, concessionaires or agencies to be transferred into its own name, and provide evidence of having done so within forty-five (45) days of the date of this AGREEMENT.

4.3. In view of the obligations assumed hereunder, the LESSEE undertakes to deliver to the LESSOR, six-monthly or upon request, copies of receipts for payment of all the expenses applicable to the PROPERTY listed in the preceding sections. The LESSOR may at its sole discretion accept this documentation in digital form, communicated electronically, and request the originals only of the receipts it considers necessary.

4.4. It is hereby agreed that the LESSEE shall reimburse the LESSOR directly for payment of IPTU and other municipal charges on the PROPERTY, together with the rent payment for the month in question, failing which it shall be liable for any fines or interest payable.

Sole paragraph: each year the LESSEE may, if it wishes, opt to pay the IPTU direct to the municipality, and in such case it shall deliver the receipt to the LESSOR for discharge.

4.5. Without prejudice to the provisions of the preceding section, the LESSEE shall be liable for the expenses (i) proportionally applied by the highway concessionaire for the use or availability of access to the PROPERTY; (ii) which may be imposed by a public authority for the benefit of its business, i.e. not for the benefit of the business of the LESSOR.

4.6. The Parties shall be liable for the following obligations:

(i) within three hundred and sixty-five (365) days from the date hereof the LESSOR, at its own expense, shall arrange for lifelines on the roofs of the BLOCKS, and shall first submit the plans to the LESSEE for approval. Only after the installation of the lifelines shall the LESSEE assume responsibility for the upkeep of the roofs;

(ii) the PARTIES, at the expense of the LESSOR, shall formally transfer the rights to the well from the LESSOR to the LESSEE, and thereafter the LESSEE shall be liable for payment of any charges and costs related to its use. Notwithstanding the foregoing, the LESSEE is authorized to use the well for its activities as from the date hereof.

5. THREE-YEARLY RENT REVIEW

5.1. Subject to the review procedures outlined in section 5.2 et seq. and without prejudice to the provisions for rent adjustment, the LESSOR and the LESSEE agree that the monthly rent in force at the time shall be reviewed by mutual agreement every three years during the period of the lease.

5.2. In principle, the new rent shall be agreed between the Parties. Accordingly, the party interested in reviewing the rent must notify the other, at least ninety (90) days in advance of the end of the three-year period, of the amount it considers should be applied, based on market appraisal, and the parties shall reach an agreement in good faith and in line with the premises on which this lease is based.

5.3. If the Parties cannot agree on the new rent, each of them shall engage a specialist property appraiser, at its own expense, to provide an opinion on the market value of the LEASED AREA within thirty (30) days of the end of the ninety (90) day period mentioned in section 5.2.

5.4. If the two appraisals obtained do not differ by more than 5% (five percent) of the lower value, the new rent shall be the arithmetic mean of the two.

5.5. If the difference is more than five percent, the Parties shall engage a third firm (“Third Company”) to prepare another market appraisal of the LEASED AREA, which may not be more than 5% (five percent) higher than the average of the other appraisals.

5.6. The new appraisal must be complete within thirty (30) days of the deadline for the issue of the two initial reports, and the costs of engaging the Third Company shall be shared equally between the Parties.

5.7. The opinion issued by the Third Company cannot be challenged and shall be binding on both Parties, unless it is shown to contain grave error, fraud or vice.

5.8. Once the new rent has been determined, whether by consensus or by the above appraisal procedure, this Agreement shall be amended to reflect it.

6. INSURANCE COVERAGE

6.1. The LESSEE undertakes to arrange comprehensive insurance for the PROPERTY, with coverage for fire, gales, hail, electrical damage, vehicle impact, falling aircraft, loss of rent due to accidents, and third party liability, for an insured amount in line with the current value of the PROPERTY, with a suitable, well-known insurance company of its choice. The beneficiary shall be the LESSOR, and the PROPERTY must be insured until the end of the lease period, failing which the LESSEE shall be liable for all damage to the property, even if due to accident or force majeure.

6.2. If the PROPERTY is included in the LESSEE’s insurance policy, which shall be at the discretion of the LESSEE, the LESSOR shall receive an endorsement with a beneficiary section in its favor, issued by the insurer, confirming that any damage to the PROPERTY shall be indemnified as long as it is covered by the policy.

6.3. Before arranging the insurance, the LESSEE undertakes to give the LESSOR a copy of the proposal for it to evaluate the amounts and the items covered from a market and technical viewpoint. If the LESSOR does not agree with the amounts and/or items, it must inform the LESSEE within five (5) days of receipt of the copy of the proposal, giving reasons for its disagreement, so that the LESSEE can make the necessary changes.

6.4. The policy must be issued by a suitable insurer chosen by the LESSEE, and must provide at least the same coverage as the current policy arranged by the LESSOR.

6.5. Insured amounts must be adjusted at each renewal date, and the LESSEE must give the LESSOR the policy and receipts for premiums within thirty (30) days of the expiry of the previous policy, otherwise the LESSOR may arrange insurance and collect the premium from the LESSEE, together with the next payment of rent.

6.6. The LESSOR shall not be liable to the LESSEE in the event of fire, even if caused by a short circuit or damage or defects in the electrical installations.

6.7. If the LESSEE opts to reimburse the LESSOR for insurance arranged by the latter, it shall pay the premium for the entire area together with the rent and other charges on the leased property, even if payment is made by means of a bank payment form, and it is hereby agree that coverage shall remain in force until the property is returned to the LESSOR.

6.8. Insurance arranged by the LESSOR shall not cover the belongings of the LESSEE, which the latter must insure, if it so wishes, at its own expense.

6.9. Even if insurance is arranged by the LESSOR, the latter shall not be liable to the LESSEE in the event of fire, even if caused by a short circuit or damage or defects in the electrical installations.

6.10. In the event of damage caused by FIRE, LIGHTNING, VEHICLE IMPACT, FALLING AIRCRAFT, EXPLOSION or GALES, the LESSEE shall be exempted by the “Loss of Rent” clause from payment of rent during the period of reconstruction of the warehouse, under the policy arranged by the LESSOR.

Sole paragraph: The LESSEE may terminate the Agreement and return the keys to the PROPERTY, without any fine being payable, provided that it pays the rent and other charges then due.

6.11. In the event of partial loss, the LESSEE may remain in the unaffected part of the LEASED AREA, at its sole discretion. In this case, and only if the damage which occurred was the fault of the LESSEE, payment of rent for the area destroyed shall be suspended until repairs are completed, provided that the insurer covers the loss of rent in proportion to the area damaged. If the LESSEE continues to occupy the unaffected part of the LEASED AREA, it shall continue to be liable for payment of rent on this unaffected part. If the damage was not the fault of the LESSEE, this agreement shall be extended for the time required to rebuild the LEASED AREA.

6.12. The LESSEE is aware of all the coverage and conditions of the insurance currently in force for the property, and of the limitations on cover under the policy that may result in indemnity being refused, and may be held liable for any costs arising from non-compliance with the terms of the policy.

6.13. Without prejudice to the provisions of the preceding sections, and in addition to any contractual penalties under this agreement, if the LESSEE fails to pay the premium (or its installments, as the case may be) or fails to take any action and thus causes insurance coverage to be voided, it shall be responsible to the LESSOR for the complete repair of any damage to the property, including that resulting from accident or force majeure.

7. INSPECTION AND STATE OF THE LEASED AREA

7.1. The LESSEE hereby receives and issues a written receipt for a copy of the Manual for Use and Maintenance of the property leased, provided by the LESSOR in printed form and on digital media (CD/DVD), which shall form an integral part of this AGREEMENT.

Sole paragraph: The LESSEE shall observe all the recommendations, requirements and obligations detailed in the Manual, failing which it shall be subject to the penalties outlined herein.

7.2. As indicated in the Initial Inspection Report (Exhibit III) prepared by the LESSOR jointly with the LESSEE, the leased area is handed over in perfect working order, especially in respect of the hydraulic and electrical systems, the paintwork and other components, and shall be returned in the same condition when this AGREEMENT is terminated or expires, other than normal wear and tear, and any damage to the LEASED AREA shall be repaired by the LESSEE and its guarantors and co-obligors hereunder, if any.

8. ENVIRONMENT

8.1. The LESSOR shall deliver to the LESSEE, on or before October 5, 2015, an Environmental Report on the property prepared by Arcadis Logos, which specializes in ascertaining environmental conditions of properties, at the expense of the LESSOR. This report indicates that the basement of the PROPERTY has suffered environmental damage in the past, caused by a neighboring company, which is now at an advanced stage of remediation. The environmental liability is not harmful to human health. Once a year, the LESSOR must forward to the LESSEE an up-to-date report on the remediation process and the measurement level of the contamination. It is the sole responsibility of the company that caused said environmental damage to continue the remediation work, at its own expense, in accordance with the applicable environmental statutes and the requirements and parameters imposed by the competent authorities, such that the activities of the LESSEE in the PROPERTY are not affected.

Paragraph One: If the annual report referred to above shows contamination harmful to human health or restricts the activities of the LESSEE, the LESSOR shall submit to the LESSEE, together with the report, the remediation plan prepared by Arcadis Logos. The LESSEE, within seven (7) days of receipt of these documents, may opt (i) to approve the remediation plan; or (ii) to terminate the AGREEMENT, without incurring any costs or fines.

Paragraph Two: If the remediation plan is approved by the LESSEE, the LESSOR shall, within not more than thirty (30) days, obtain quotes for the execution of the plan, engage a contractor and submit a timetable, to be agreed by mutual agreement between the Parties. In such case, the remediation plan shall be executed by the LESSOR, at its own expense, and completed by February 29, 2016. If the LESSEE identifies errors, shortcomings or delays in meeting the timetable or executing the remediation plan, it may, at any time before completion of the plan, terminate the AGREEMENT without incurring any costs or fines. It shall give the LESSOR at least five (5) days advance notice of such termination, pursuant to Section 19.9 below.

Paragraph Three: If the LESSEE needs more than seven (7) days to analyze the remediation plan proposed by the LESSOR, the above deadline for completing the remediation (29/02/2016) shall be extended by the number of additional days needed. Lastly, if the remediation is not completed by the LESSOR by February 29, 2016, it must complete it as quickly as possible thereafter so as not to affect the activities of the LESSEE, and it shall extend the rent-free period for the area affected, in accordance with Section 3.6, by the number of days needed to finish the work.

8.2. The LESSEE undertakes to do whatever is necessary to avoid environmental damage to the LEASED AREA resulting from its activities, in particular, but not only, to the buildings, the soil, air, water, drainage systems etc., and to strictly observe all the legal requirements imposed by its type of activity; and accordingly, at its own expense, to obtain the necessary certificates from the regulatory authorities.

Sole paragraph: If the LESSOR is sued, in court or out of court, by any authority for any acts or omissions arising from non-compliance with the laws governing the business of the LESSEE, it shall formally notify the latter and the latter shall immediately and in full assume responsibility for such acts or omissions. Failing such assumption, the LESSOR is hereby assured of the right of recourse against the LESSEE, for the full repair of damage proven to have been caused by the latter.

8.3. The LESSEE is obliged to meet all the requirements of the public authorities in relation to its business activities, and such requirements shall not be justification for abandoning the LEASED AREA or terminating the AGREEMENT.

8.4. When this AGREEMENT ends, the parties may by mutual agreement appoint a specialist firm from the market to ascertain the environmental condition of the LEASED AREA by inspecting it and submitting a report to the LESSOR, with the cost being borne by both PARTIES.

8.5. If the LEASED AREA is found to be contaminated solely by the activities of the LESSEE, the latter shall reimburse the LESSOR for its share of the costs of the report and shall be responsible for restoring the environmental condition of the area to levels not prejudicial to man, as required by the environmental authorities. If the contamination causes the environmental authorities to order the PROPERTY to be closed until it is safe, the LESSEE shall continua to pay the rent during the period of decontamination.

Sole paragraph: If the contamination is found not to have been caused by the LESSEE, but by other individuals or legal entities unrelated to the LESSEE, such as the owners or occupants of neighboring properties, the LESSOR shall take the appropriate administrative or judicial measures against them to resolve and fully restore the proven environmental damage, and the LESSEE shall make every effort to cooperate with the LESSOR in these proceedings, in order to repair the damage caused to the LESSOR and the PROPERTY. If the LESSEE has suffered damage, it shall take the appropriate administrative or judicial measures against the party responsible, at its own expense, and the LESSOR shall make every effort to cooperate with the LESSEE in these proceedings.

9. REPAIRS AND UPKEEP OF THE PROPERTY

9.1. All the work for the upkeep of the LEASED AREA, such as mending taps, replacing sanitary appliances, watering and cutting grass and trimming trees, maintaining slopes, fences, installations in general, and repairing any damage caused to the inside or the outside of the LEASED AREA, must be done by LESSEE as promptly as possible, at its own expense, and using material of the same quality as before.

Sole paragraph: If the LESSEE, having been given a deadline of thirty (30) days by the LESSOR to carry out some necessary work, fails to do so, the LESSOR is hereby empowered to do it and to collect the money spent, together with the monthly rent, in addition to a fine for breach of contract.

9.2. Any abnormality that may appear in the LEASED AREA related to soundness of construction, in its structures or component parts, must be immediately reported to the LESSOR.

Paragraph One: In the circumstances described in the main section of this Section (9.2), the LESSOR undertakes to make the necessary repairs immediately, for its own account, and the LESSEE, in turn, is obliged to permit access by engineers, workers and the material necessary for repairing the faults.

Paragraph Two: The LESSOR is responsible for work involving the structural safety of the LEASED AREA, except for damage caused by the LESSEE, and for work intended to make it habitable again, as well as any necessary structural work, and it should complete such work as quickly as possible. In urgent cases of imminent danger the work must be done immediately, and in other cases the LESSOR must have taken preliminary steps to mitigate risks within fifteen (15) days of receipt of a formal request from the LESSEE; failing which the LESSEE is authorized to do the work, and having technically justified the urgency and imminent risk and received the approval of the LESSOR, to deduct the costs from future rent payments.

9.3. If an inspection shows the LEASED AREA threatening to collapse, the LESSEE may, at is discretion, terminate the lease and return the PROPERTY to the LESSOR, with no costs for either party. If on the other hand the LESSEE decides to continue with the lease, it shall vacate the area affected and the LESSOR shall make repairs to the PROPERTY in the shortest time technically possible. If the threat of collapse is due to action by the LESSEE and the LESSEE wishes to continue with the lease, it shall be responsible for repairing the PROPERTY, and the LESSOR shall provide all the assistance possible.

Paragraph One: Termination of the agreement in the circumstances described in the main section hereof (9.3) shall not exempt the LESSEE from full payment of any outstanding liabilities, which shall be enforceable under this instrument, together with any additional charges such as fines, arrears interest and monetary adjustment, after offsetting any amounts already paid by the LESSEE.

Paragraph Two: If the LESSEE decides to continue with the lease, during the period necessary for repairing the PROPERTY it shall not be required to pay rent or charges for the area affected.

9.4. The LESSEE shall assume the upkeep and maintenance of the entire PROPERTY, and hereby agrees that it will need to engage a specialist firm to maintain the firefighting equipment, in particular the sprinkler system, which consists of two diesel-powered pumping stations and various taps and valves that require permanent maintenance. The LESSEE undertakes to submit a report to the LESSOR every six months demonstrating that this system is working properly.

10. IMPROVEMENTS IN THE LEASED AREA

10.1. Except as otherwise agreed upon in writing, the LESSEE may not have any such construction or renovation done in the LEASED AREA as may involve any change in its structure or infrastructure, including, in particular, but not limited to, the construction of mezzanines, restrooms, exterior coverings, awnings and tarpaulin structures (“vinyl sheds”), which is why any failure to comply with this obligation shall characterize material breach of contract liable to termination of the agreement, without prejudice to the imposition of any of the contractual penalties agreed upon herein or any indemnification actions applicable to the case being filed with any court.

Sole paragraph. The LESSOR agrees with any changes needed to renovate and/or adapt the kitchen and cafeteria for use by the LESSEE, to the extent that the LESSEE does so at its own expense, in a location chosen by mutual agreement, and to the extent that no such work leads to an increase in the property’s built-up area.

10.2. Except as otherwise expressly agreed upon, any useful improvements or amenities, even if authorized by the LESSOR, shall not be liable to any indemnification, compensation or withholding, as it shall have been finally incorporated into the leased property.

Sole paragraph. Any amenities, in particular, but not limited to, the construction of mezzanines, partitions and walls, among other ways of dividing areas, shall be fully removed, at the LESSEE’s expense, upon expiration or termination of this agreement, and the LESSEE agrees in any way to restore the LEASED AREA to the exact previous state of repair, in accordance with the aforementioned Initial Inspection Report.

11. FIREFIGHTING DESIGN AND EQUIPMENT

11.1. The PROPERTY has a firefighting design for unspecified-use sheds which is being renewed by the Fire Department of the São Paulo State Military Policy (Exhibit IV), a copy of which shall be delivered to the LESSEE upon approval.

Sole paragraph. The LESSOR and the LESSEE agree that the renewal in progress will be finished by LESSOR, through its technical consulting service, with the SJC Fire Department. The LESSOR shall provide all compliance reports on the systems on an “as is” basis, with ARTs prepared, and shall pay the inspection fees. The LESSEE shall be solely liable for all other particular adaptations for use or even customization processes required for meeting the LESSEE’s specific layout requirements, including the costs of setting up a fire brigade.

11.2. The LESSEE shall take care of the conservation of firefighting equipment and agrees, upon expiration or termination hereof, to deliver it in the same condition as received, regular wear and tear excepted. All expenses incurred in connection with successive AVCB renewals shall be borne by the LESSEE, except for the first one currently in progress, for which the LESSOR is liable.

11.3. In the event that the equipment is insufficient to meet the Fire Department’s requirements in view of the purposes of the company and any construction work carried out by the LESSEE, the costs related to the new firefighting design, new equipment and new inspection shall be borne by the LESSEE, and such equipment, for being fixed, shall be incorporated into the PROPERTY, at no cost to the LESSOR.

11.4. Without prejudice to the foregoing provisions, the LESSEE is required to comply with the security systems proposal put forward by the Fire Department as regards safety signage against fire and panic, as well as the fire brigade.

11.5. The LESSEE shall, within a period of thirty (30) days of the lease inception, conduct an inspection of the equipment installed by the LESSOR and notify it of any such defect as may be found.

11.6. On occasion of renewal of the Fire Department’s inspection report, the LESSEE shall meet all requirements imposed by the Fire Department and provide to the LESSOR the technical responsibility instrument from the engineer responsible for maintaining the firefighting equipment.

11.7. In the event that the LESSEE fails to meet any of the Fire Department’s requirements, and because these are about the safety of the PROPERTY, the LESSOR may, upon giving notice to the LESSEE, hire a company directly to perform the services required by the Fire Department, and the LESSEE shall reimburse LESSOR for the total cost thereof.

11.8. The LESSEE is not allowed to build any mezzanines within the LEASED AREA and shall observe the Fire Department’s firefighting design.

12. EFFECTIVENESS OF THE AGREEMENT PROVISION AND RIGHT OF FIRST REFUSAL IN CASE OF SALE

12.1. The LESSEE shall not have the right of first refusal to buy the PROPERTY, whatever the legal transaction whereby any purchase thereof is made, in the event that such transaction is concluded between any company or group of companies controlling or holding at least ninety percent (90%) of the LESSOR’s capital or its respective shareholders or otherwise children, heirs or legatees to such shareholders.

12.2. Other than in the event provided for in the preceding section, should the LESSOR intend to sell the PROPERTY or any part thereof by means of any sale method provided for in the law, such as, for example, sale, promise to sale, exchange, payment in kind, assignment of or promise to assign any rights concerning the PROPERTY’s domain, then the LESSEE shall be entitled to exercise its right of first refusal to make such purchase, on the same terms as those offered to third parties, and the LESSOR shall advise the LESSEE of its intended transaction by extrajudicial notice or by any other means the receipt of which is unequivocal. Such notice shall specify at least (i) the price to be paid for the Property or any part thereof; (ii) payment dates and method, (iii) guarantees to be provided, if any, (iv) any encumbrances and constraints, (v) other terms of the proposed sale or transfer, and (vii) information on the place and time for access to the relevant documentation.

12.3. The LESSEE’s exercise of its right of first refusal shall be stated in writing, in an unequivocal and irreversible manner within a non-extendable period of no more than thirty (30) days of the date of receipt of the LESSOR’s notice, all in compliance with articles 27 et seqq. of the Lease Law.

12.4. Upon the LESSEE’s exercise of its right of first refusal, both Parties shall engage in negotiations to exchange supplementary information, documents and certificates, so that the transfer is executed within a period of sixty (60) days of the LESSEE’s exercise of the right of first refusal.

12.5. If such right of first refusal is not exercised or is otherwise exercised insufficiently and not in compliance with the requirements set forth in this Agreement or the relevant laws applicable to the case, then the LESSOR shall be free and cleared to make the sale of said asset to third parties within a period of sixty (60) days, without such action characterizing any breach of contract hereunder. If, upon lapse of said sixty (60) days’ period, the LESSOR has not sold the Property or part thereof but still intends to sell it or the terms and conditions set forth in the notice of right of first refusal sent to the LESSEE have been changed in any way relative to those initially provided, then the LESSOR shall reinitiate the procedures for granting the right of first refusal set forth hereinabove.

12.6. The parties hereby mutually agree that the provision concerning the effectiveness of the AGREEMENT set forth in article 8 of the Lease Law, wherefore if the PROPERTY is sold or otherwise any rights to the PROPERTY or any part thereof are transferred to a third party, then such third party shall be required to observe the periods and terms agreed upon in this AGREEMENT with the LESSEE until the expiration of its term. In any such instrument as it may sign with the purchaser, the LESSOR shall include such purchaser’s obligation to fully comply with the lease provisions hereof.

12.7. The LESSEE shall, at its own expense, for the purposes of articles 8 and 33 of the Lease Law, register this Agreement with the Real Estate Registry in and for the relevant real estate district.

12.8. Should the LESSEE be unable to enter this agreement in the registration of the Property due to any facts or unresolved issues attributable to the LESSOR, then the LESSOR shall be liable for any losses and damages caused to the LESSEE if this lease is interrupted as a result of any sale of the Property to third parties.

13. ASSIGNMENT AND SUBLEASE

13.1. Subject to the provisions of paragraph two below, to the extent that it has a previous written consent signed by the LESSOR, the LESSEE may assign, lend or sublease the Leased Area or any part thereof to third parties. Subject to such assumption, the LESSEE may also engage, through third parties acting as assignees, free lessees or sublessees, in any such activities as may be needed to fulfill its corporate purpose, provided that no such activity shall deviate from the purpose of this lease.

Paragraph one. The LESSEE agrees to provide to the LESSOR in advance a complete description of the sublessee, assignee or free lessee.

Paragraph two. The LESSEE may sublease and give under free lease the Leased Area or any part thereof and/or assign (for consideration or free of charge) the Agreement to other companies forming part of the same business group as LESSEE’s or otherwise the same business group as does Tarpon Investimentos S.A. (“Tarpon”), such business group consisting of affiliates, subsidiaries, controlling companies, related companies and investees, among others, related to the LESSEE or Tarpon, with the LESSOR’s consent, but the LESSEE agrees that it shall give to the LESSOR express notice thereof no less than ten (10) days prior to the event, and the LESSOR shall give its consent within three (3) days of said notice, which consent shall not be unreasonably denied.

13.2. Any assignment or sublease under the preceding section shall not create any relationship between the LESSOR and the assignee or sublessee, and the LESSEE and its guarantors shall remain solely liable for full compliance with the obligations assumed in this AGREEMENT.

13.3. In the event of termination of the AGREEMENT, whatever the reason, any assignment or sublease set forth in the foregoing sections shall automatically cease by operation of law, whereby the LESSEE agrees to have this condition expressly reflected in any such assignment or sublease agreement as it may sign.

Sole paragraph. The foregoing sections shall not apply in the event of merger, consolidation or spin-off involving any companies related to the LESSEE, nor shall they apply to cases where such legal successors have the same use of the LEASED AREA, in which case this AGREEMENT shall be maintained in the name of the succeeding company, which shall agree to provide written notice of such change and send the relevant documentation to the LESSOR. Should any legal successor(s) to the LESSEE fail to maintain the intended use of the LEASED PROPERTY as set forth in this AGREEMENT, then the LESSOR shall be entitled to opt to either maintain or not maintain this lease agreement.

14. RETURN OF LEASED AREA

14.1. For the purposes of returning the Leased Area, the LESSEE shall give to the LESSOR sixty (60) days’ written notice thereof, so that the LESSOR may check and inspect the LEASED AREA, which it shall in every event do based on the Initial Inspection Report and may be accompanied by a technician designated by the LESSEE, whereupon the LESSOR shall issue the relevant Previous Exit Report indicating any such repairs as may be needed in the Leased Area within twenty (20) days of the expected date of return of the keys.

14.2. In the event that any damages are found in any part of the LEASED AREA that do not demonstrably result from regular wear and tear, in particular, but not limited to, fissures or cracks on any walls, ceilings or doors, leaks or electrical damages arising from misuse by the LESSEE or its representatives, the LESSOR shall notify the LESSEE to have the appropriate repairs done, within the period set forth in the preceding section, under penalty of a fine for breach of contract as set forth in this AGREEMENT.

14.3. Except as otherwise expressly provided for herein, the LESSOR’s receipt of the keys shall not be deemed as settlement of any debts or any other obligations hereunder not met by the LESSEE, which shall be payable upon the taking of the appropriate legal actions.

Sole paragraph. Without prejudice to the provisions of the main section hereof, should the keys be received on a conditional basis or if the LESSEE is found liable for any damages caused to the LEASED AREA, the LESSEE shall pay the rents and other lease charges for the time required to restore the LEASED AREA to perfect order.

15. FINE FOR BREACH OF CONTRACT

15.1. A party in breach of any section of this AGREEMENT shall be notified by the aggrieved party as set forth in this AGREEMENT so that it causes, within thirty (30) days of the receipt of the aforementioned notice, if no other period is expressly agreed upon, the relevant obligation to be fully met, under penalty of being deemed in default. The breaching party shall be deemed notified upon the aggrieved party’s submission of proof of delivery of the notice set forth in this Section at the address set forth in the preamble hereto as indicated in Section 19.9 below.

15.2. Upon default being ascertained as set forth in the aforementioned section, if no penalty is specifically established for the relevant breach committed, then the breaching party shall be liable for a fine previously agreed at one (1) rent, as in effect at the time of the breach, irrespective of any formality, which shall be increased by default interest hereby set at one percent (1%) per month and adjusted for inflation based on the General Market Price Index published by Getúlio Vargas Foundation (IGP-M/FGV) until the time of actual payment.

15.3. The payment of the default fine set forth in the preceding section shall not release the breaching party from complying with any other obligations resulting from this AGREEMENT, it being agreed that said penalty shall be payable as many times as any beaches of any provisions or conditions of this AGREEMENT are committed.

15.4. If the default is not purged within the period then agreed upon, such fact shall be deemed a material breach of contract, which is subject to termination hereof.

15.5. None of the PARTIES shall be subject to the foregoing fine if the termination of this AGREEMENT is caused by an act of God or event of force majeure, except in the events expressly agreed upon herein.

16. GUARANTEE—SURETYSHIP

16.1. Also signing this AGREEMENT as SURETY, jointly and severally liable with LESSEE for all obligations assumed herein, is the company SOMOS EDUCAÇÃO S.A. (current name of “Abril Educação S.A.”), a publicly-held joint-stock company with its principal place of business in the City of São Paulo, State of São Paulo at Avenida Nações Unidas No. 7.221, 1st Floor, Sector B, Pinheiros district, postal code (CEP) 05425-902, enrolled with the National Corporate Taxpayers’ Register of the Ministry of Finance (CNPJ/MF) under No. 02.541.982/0001-54, herein represented pursuant to its bylaws and minutes, whose liability shall extend not only to rent adjustments, even if resulting from an agreement between the LESSOR and the LESSEE, but also to all of the charges set forth in this AGREEMENT, such liability to persist until delivery of the keys to the LESSOR, which shall accept the property to the extent that it is in the same condition as it is on the date hereof, regular wear and tear excepted, subject especially to the provisions of Section Three, item 3.1, for which delivery they shall issue a receipt, and said liability of the surety shall continue until the property is actually delivered.

16.2. The SURETY represents that: a) it waives the right it is given by articles 827, 828 and 839 of the Civil Code; and b) in execution procedures, it is not entitled to the benefit of discussion under said legal provisions due to the joint and several liability it has assumed.

16.3. The SURETY’s aforementioned liabilities shall extend to all such expenses and charges as may be attributed to the LESSEE under this AGREEMENT or due to any termination hereof.

16.4. In the event that the SURETY is decreed insolvent or bankrupt by any court, the LESSEE agrees to designate another surety within a period of no more than thirty (30) days, such designation to be reviewed by the LESSOR, which shall not unreasonably reject it.

17. TERMINATION OF THE AGREEMENT

17.1. In any event of termination hereof, such termination will be made by judicial or extrajudicial notice, and LESSOR shall, in any event of termination due to the LESSEE’s default, take the appropriate legal actions to repossess the Leased Area.

17.2. Any termination of the Agreement through the LESSEE’s fault, as agreed upon in the preceding Section, shall release neither the LESSEE nor its guarantor(s) from any previously overdue amounts in connection with rent and lease charges or any other accessory obligations related to the Leased Area.

17.3. The PARTIES are also entitled to unilaterally terminate this lease in the event that the other party is decreed bankrupt by any court or, in case out-of-court or judicial reorganization is formally declared, the petitioner thereof is found to have failed to keep or to have recurrently delayed any commitments and payments assumed in the relevant proceedings.

17.4. In any event of termination hereof due to the LESSEE’s fault, the LESSOR shall, within the period set forth in this Agreement, check all accounts with a view to determining any credit or debt balance paid or owed by the LESSEE considering any of the latter’s prior outstanding obligations, including, but not limited to, any defaulted residual rent, lease chargers, contractual penalties or affirmative covenants, such as contractual fines and any repairs to the Leased Area not made as required by this Agreement, among others. As a result, in order to make a determination according to the provisions of this section, the Parties agree that the payment of any residual amount owed shall be made at the time of final settlement in connection with this Agreement, upon completion of the Previous Exit Report.

18. TERMINATION PENALTY

18.1. Solely and exclusively in the event of early termination hereof by the LESSEE without cause, the following shall apply, to the detriment of imposition of the fine set forth in section 15.2 or any other fine set forth in this Agreement:

(i) if termination occurs by the end of the fifth (5th) year of the lease term, then the LESSEE shall return to the LESSOR an amount equivalent to the grace period granted by the LESSOR, proportionally to the time remaining before the end of the initial five (5) years of the lease term and to the area being returned, be it a module or shed, upon at least one hundred and eighty (180) days’ notice, and the LESSEE shall not be required to pay any kind of additional contractual fine or penalty;

(ii) if termination occurs after the fifth (5th) year of the lease term, then the LESSEE shall pay to the LESSOR a penalty equivalent to three (3) times the monthly rent, proportionally to the time remaining before expiration of the ten (10) years’ lease term and to the area being returned, be it a module or shed, upon thirty (30) days’ notice, and if the notice period is no shorter than one hundred and eighty (180) days, then no fine or penalty will be imposed on the LESSEE; and

(iii) specifically for Block 01—Blue and Block 02—Green, if termination occurs by the month of August 2016, then the LESSEE shall pay a fine equivalent to three (3) times the rent, proportionally to the area being returned, be it a module or shed, upon at least sixty (60) days’ notice. After the month of September 2016, the conditions for the other modules, as set forth hereinabove, shall apply.

Paragraph one. It is hereby understood that one of the assumptions for this lease is the possibility that the LESSEE may return partial modules, i.e. part of any of the four leased modules. To that end, within a period of thirty (30) days prior to any such return, the LESSEE shall give the LESSOR notice thereof, and the PARTIES shall, upon receipt of said notice, jointly prepare a plan for return and segregation of the area. Any returned module shall be located at the outer edges of the LEASED AREA, so that it can be individualized and leased to third parties. In this case, all costs incurred in connection with the adaptation of the interior of the LEASED AREA to such new situation shall be borne in equal parts by the LESSEE and the LESSOR.

Paragraph two. In the event of a partial return, new rules shall be mutually agreed upon for the sharing of common areas and costs not previously provided for in this agreement, and the PARTIES shall jointly draw up internal regulations to be fully observed by all lessees in private areas of the PROPERTY.

18.2. The LESSEE shall be exempted from the foregoing termination fine as from September 1, 2020 if it should formally give the LESSOR at least one hundred and eighty (180) days’ notice of its intent to return the property early.

19. GENERAL AND FINAL PROVISIONS

19.1. Until March 31, 2016, the LESSOR shall, at its own expense, see to it that the occupancy permit for the PROPERTY is amended to reflect not only the logistic use, but also the possibility of industrial use, and if any delay should make it impossible for the LESSEE to use the Leased Area, then the LESSOR shall, after March 31, 2016, apply a hundred-percent (100%) monthly discount from the rent, exclusive of lease charges, for a leased area of 2,416.67 m², until the occupancy permit for the PROPERTY is amended to reflect the possibility of industrial use in addition to logistic use.

19.2. The LESSEE is hereby given a right to post publicity or advertising signs, backlit panels, plaquettes, advertising and visual communication posters, to the extent not in conflict with any statutory provisions and postures in force, as well as the Internal Regulations for the common area, if any, in accordance herewith, and all taxes and expenses incurred in connection with restoring the areas in which those are posted to their original condition on occasion of return of the LEASED AREA.

19.3. A mere notification from the relevant federal, state or municipal sanitary agency shall not be grounds for the LESSEE to abandon the LEASED AREA and give notice of termination of this AGREEMENT, unless it is preceded by a court inspection determining that the building is threatened to collapse or posing risks to any persons or the continuity of the LESSEE’s business or unless eviction is ordered by the relevant authority, in which case the LESSEE shall be released from all provisions hereof, except for any overdue rents, which shall be collected as set forth herein.

Sole paragraph. The LESSEE’s release from the obligation set forth in the main section hereof shall not apply if said inspection should find that the relevant damages to the LEASED AREA or the evacuation thereof, as set forth in the aforementioned provision, is due to any willful or negligent action or omission on the LESSEE’s part, in which case all obligations set forth in this AGREEMENT shall be borne by the LESSEE and its guarantors, including rent, charges, fines for breach and termination, as well as full reparation of any damages demonstrably caused to the LESSOR.

19.4. The LESSOR takes no responsibility for any deadlines agreed to by any Utility Companies providing Electric Power and telephone service for making the relevant electrical and telephone connections.

19.5. In the event of the expropriation of the PROPERTY or any part thereof, the LESSOR and the LESSEE shall be released from complying with the term of this AGREEMENT, excluding, in any event, any debts and defaults occurring prior to the expropriation instrument, which shall remain payable as agreed upon herein. In this case, the indemnity paid by the expropriating authority shall be directly received by the LESSOR as payable thereto, and LESSEE may, at its sole choice and expense, apply to the expropriating authority for any indemnification to which it may be entitled.

19.6. The LESSEE shall allow the LESSOR to inspect the LEASED AREA upon scheduling on forty-eight (48) hours’ notice, during business hours, to the extent there is no disturbance to the activities carried out by the LESSEE.

19.7. The exercise of any right hereunder other than as set forth herein shall not lead to any change in the rules agreed upon, nor can it be claimed as precedent or novation, but allowed out of mere liberality.

19.8. This AGREEMENT is binding upon the PARTIES hereto and their legal heirs and successors.

19.9. Any notices, notifications, subpoenas or other communications in respect of this AGREEMENT shall be delivered in writing and signed by or on behalf of the party sending them and shall be sent by email, to the extent confirmation of receipt is provided by the other Party by registered or certified mail, via Registry of Deeds and Documents or, if necessary, by any other means set forth in the Brazilian Code of Civil Procedure at the addresses indicated in the preamble to this AGREEMENT to the following individuals:

If to the LESSOR:

Attn: Dr. Rosa Maria Salvetti

Email: diretoria@moriano.com.br

If to the LESSEE:

EDITORA ÁTICA S.A.

Attn: Luciano Acácio Gil and Alexandra Vieira

Email: luciano.gil@somoseducacao.com.br and alexandra.vieira@somoseducacao.com.br or at any such other address as may be designated in writing by either PARTY to the other on the Brazilian territory. The PARTIES agree that any service of process shall not be made via facsimile transmission.

19.10. Throughout the term of this Agreement, the LESSEE shall have the right to lease the OFFICES on the same economic basis as set forth in this agreement, as effective at the time. In such case, the PARTIES shall sign an amendment to this Agreement in order to reflect the addition of the OFFICES to the LEASED AREA.

19.11. Without prejudice to any other obligations under this Agreement, the LESSOR also shall:

(i) provide to the LESSEE, upon request, any appropriate receipts arising from payments of rent and other charges under this AGREEMENT, indicating the amounts paid thereby;

(ii) under any circumstances, not sell or transfer the Property in any way, either directly or indirectly, or any other rights in the Property, for the duration of the lease, to any of the LESSEE’s competitors, meaning those engaged in the business of publishing, printing and non-retail selling of book and publications at large and/or the business of learning systems, including educational platforms and education support services, as well as the business of devising and selling distance courses in the education industry, considering digital and physical media for all of the foregoing activities;

(iii) see to it that the LESSEE is removed as defendant from any legal proceedings pertaining to any facts or actions in connection with the LESSOR and/or the PROPERTY occurring prior to the LESSEE taking possession of the LEASED AREA;

(iv) given the structure of the PROPERTY, the high rate of occupancy by the LESSEE and the incompatibility with the performance of other activities by any other lessees, not to lease the OFFICES (1st and 2nd office floors) to third parties as long as the LESSEE leases the storage areas in their entirety.

20. ARBITRATION

20.1. The Parties shall use their best efforts to amicably resolve any conflict arising out of this Agreement. However, if they cannot reach an amicable solution, the PARTIES hereby agree that any and all litigations or conflicts arising out of or in connection with this Agreement, including those relating to the existence, validity, effectiveness, performance, interpretation or termination hereof and the consequences thereof (“Disputes”), shall be finally resolved by arbitration, as set forth in Federal Law No. 9.307/1996, and as provided for below.

Sole paragraph. This section does not apply in the event of financial default (rent or charges), which shall lead to the filing of the relevant action for eviction due to lack of payment, as set forth in the Lease Law.

20.2. Any Dispute, except as provided for in the sole paragraph above, shall be subjected to arbitration before the Brazil-Canada Arbitration Chamber (“Chamber”), according to the Rules of Arbitration in force at the time a petition is filed (“Rules”), except as modified by any of the provisions below or as may be changed by mutual agreement between the Parties.

20.3. The arbitration shall be conducted in Portuguese, in the City of São Paulo, State of São Paulo, where the arbitration award shall be rendered. The arbitrators shall not have powers to decide any Dispute in equity.

20.4. The arbitral tribunal shall consist of three (3) arbitrators (“Arbitral Tribunal”), one of whom to be designated by the claimant or claimants jointly, and one by the respondent or respondents jointly. Within fifteen (15) days of confirmation of their names by the Chamber, the two arbitrators designated by the parties shall designate the third arbitrator, which shall preside over the Arbitral Tribunal. Should either party or the arbitrator designated thereby fail to proceed with the designation, then such designation shall be made according to the Rules.

20.5. All costs and expenses incurred in connection with the arbitration proceeding shall be shared and paid in equal parts by the parties during the procedure. The arbitration award shall, at the end, assign to the defeated party or to both, proportionally to the success of their claims, the arbitration costs and expenses, including non-contractual attorney’s fees. Other expenses, such as contractual attorney’s fees, general expenses and any other costs incurred by the parties, shall not be subject to reimbursement.

20.6. Without prejudice to this arbitration clause, the PARTIES elect the courts of the City of São Paulo, State of São Paulo — to the exclusion of any others, however privileged they may be — to process and try any lawsuits related to: (i) the commencement of arbitration; and (ii) the grant of provisional or injunctive relief before the appointment of the Arbitral Tribunal. The party having petitioned it shall give promptly notice of the grant of any injunctive relief to the Chamber, which relief may be confirmed, modified or suspended by the Arbitral Tribunal as soon as it is appointed.

20.7. Once it has been duly appointed, the Arbitral Tribunal shall have exclusive jurisdiction to decree any provisional or injunctive relief.

20.8. The arbitration award shall be final and shall finally resolve on the Dispute subjected to arbitration by the PARTIES and, like any order or relief granted by the Arbitral Tribunal, the arbitration award shall be binding upon the PARTIES and their successors and may be the subject of execution proceedings before any court having jurisdiction over the matter, the Parties or the relevant assets.

20.9. The arbitration shall be confidential, and the PARTIES shall not disclose to any third parties any information or documentation submitted as part of the arbitration other than information or documentation in the public domain or any evidence or materials produced by reason of the arbitration or any order or award issued in the arbitration, except as, and only to the extent that, such disclosure is: (i) required by law or regulations; (ii) aimed at preserving a right; (iii) needed to have the arbitration award enforced by court; or (iv) required for obtaining legal, regulatory, financial, accounting or similar advice. Any and all disputes concerning confidentiality under this section shall be decided by the Arbitral Tribunal.

The PARTIES to this Agreement represent that it was the subject of previous discussions between them and that they acted in accordance with the principles of good faith, ethics and fairness.

The Parties have signed this Agreement in four (4) counterparts of the same content, together with two witnesses, for the due legal purposes.

São Paulo, September 25, 2015

LESSOR

(sgd)

SAN MICHELE EMPREENDIMENTOS COMERCIAIS LTDA.

Represented by: Rosa Maria Salvetti

LESSEE

(sgd)

EDITORA ÁTICA S.A.

Represented by: Ivan Sartori

(sgd)

EDITORA ÁTICA S.A.

Represented by: Daniel Amaral

CFO

SURETY

(sgd)

SOMOS EDUCAÇÃO S.A.

Represented by: Ivan Sartori

(sgd)

SOMOS EDUCAÇÃO S.A.

Represented by: Daniel Amaral

CFO

WITNESS 1:	WITNESS 2:
(sgd)	(sgd)
NAME: Alexandra Vieira	NAME: Milton Saad M.
RG (ID) No.: [****]	RG No.: [****]

(These signatures are signatures to the “Commercial Property Lease Agreement” by and between San Michele Empreendimentos Comerciais Ltda. and Editora Ática S.A., dated September 25, 2015, the purpose of which is to lease part of the property located at Rodovia Presidente Dutra, km 136, Eugênio de Melo district, postal code 12.247-004, in the Municipality and Judicial District of São José dos Campos, State of São Paulo, registered under No. 2.985 with the 2nd Real Estate Registry of São José dos Campos.)

Exhibit II—Table of area components

Warehouse	Blue
Space	area (m²)	to be occupied (m²)	price payable (m²)
Storage	11,585.43	11,585.43	11,585.43
Office/changing room – ground floor	683.60	683.60	683.60
Office—1st Floor	683.60	—	—
Office—2nd Floor	683.60	—	—
Marquees	2,002.14	2,003.10	2,003.10

	15,638.37	14.272.13	14,272.13
Warehouse	Green
Space	area (m²)	to be occupied (m²)	price payable (m²)
Storage	16,040.69	16,040.69	16,040.69
Office /changing room – ground floor	1,045.00	1,045.00	1,045.00
Office—1st Floor	1,062.24	—	—
Office—2nd Floor	2,094.70	—	—
West Marquee	1,045.00	1,045.00	1,045.00
East Marquee	1,202.70	1,202.70	1,202.70
	22,490.33	19,333.39	19,333.39
Warehouse	Yellow
Space	area (m²)	to be occupied (m²)	price payable (m²)
Storage	16,040.69	16,040.69	16,040.69
Office /changing room – ground floor	1,045.00	1,045.00	1,045.00
Office—1st Floor	1,062.24	—	—
Office—2nd Floor	2,094.70	—	—
West Marquee	1,045.00	1,045.00	1.045.00
East Marquee	1,202.70	1,202.70	1,202.70
	22,490.33	19,333.39	19,333.39
Warehouse	Red
Space	area (m²)	to be occupied (m²)	price payable (m²)
Storage	16,040.69	16,040.69	16,040.69
Office /changing room – ground floor	1,045.00	1,045.00	1,045.00
Office—1st Floor	1,062.24	—	—
Office—2nd Floor	2,094.70	—	—
West Marquee	1,045.00	1,045.00	1,045.00
East Marquee	1,202.70	1,202.70	1,202.70
	22,490.33	19,333.39	19,333.39
External support
Space	area (m²)	to be occupied (m²)	price payable (m²)
Entrance, utilities, support services, yard	296.88	296.88	—